UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2017

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
2351 J Lawson Boulevard, Orlando, Florida (Address of principal executive offices)	32824 (Zip Code)

Registrant's telephone number, including area code (800) 645-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01    Entry into a Material Definitive Agreement.

On June 25, 2017, VOXX International Corporation, (the “Company”) entered into a definitive agreement to sell Hirschmann Car Communication GmbH and its worldwide subsidiaries (collectively, “Hirschmann”), which is headquartered in Neckartenzlingen, Germany, to a subsidiary of TE Connectivity Ltd.

Under the terms of the Stock Purchase Agreement (the “Agreement”), TE Connectivity (“TE”) will acquire all of the outstanding stock of Hirschmann for a total consideration of €148.5 million or approximately $166.0 million, subject to certain contingencies and adjustments, less related transaction fees and expenses. Voxx International (Germany) GmbH, a German wholly-owned subsidiary of the Company, is the selling entity in this transaction.

The Company will continue to operate in the Automotive industry and will retain its current OEM business that is not included in this transaction through VOXXHirschmann Corporation, and will continue its Automotive aftermarket business through its proprietary brands and third party distribution agreements.

The Agreement contains representations, warranties and covenants that are customary for a transaction of this size and nature. The completion of the acquisition is subject to customary closing conditions and regulatory approvals. The Company anticipates closing the transaction on or about August 31, 2017.
Item 8.01    Other Events.

On June 26, 2017, the Company issued a press release announcing that it had entered into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished under Item 8.01, including Exhibits 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 26, 2017, relating to VOXX International Corporation’s sale of Hirschmann Car Communication GmbH and its worldwide subsidiaries (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX INTERNATIONAL CORPORATION (Registrant)

Date: June 27, 2017

By:    /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer